Exhibit 16.1

ANTON & CHIA, LLP

3027 Townsgate Rd., Ste. 130

Westlake Village, CA 91361

December 30, 2015

United States Securities & Exchange Commission

100 F Street, NE

Washington, D.C.20549

Ladies & Gentlemen:

We have read the disclosures on the Form 8K report of Medifirst Solutions, Inc. dated December 30, 2015 and we are in agreement with the statements contained therein, as they pertain to our engagement and subsequent dismissal.

Very truly yours,

/s/ Anton & Chia LLP